Nash Finch Company
EXECUTIVE OFFICES

PO BOX 355, MINNEAPOLIS, MINNESOTA 55440-0355

NEWS

RELEASE

NASH FINCH COMPANY BOARD OF DIRECTORS
AUTHORIZES A STOCK REPURCHASE PLAN

MINNEAPOLIS (November 12, 2009) — Nash Finch Company (Nasdaq:NAFC), a leading national food retailer and distributor, today announced that on November 10, 2009 its Board of Directors approved a share repurchase program authorizing the Company to spend up to Twenty Five Million Dollars ($25,000,000) to purchase shares of the Company’s common stock. The program will take effect as soon as administratively practicable, but no earlier than November 16, 2009, and will continue until December 31, 2010.

“We are pleased with this authorization to buy back shares and intend to use the same opportunistic approach we used in late 2007 — 2008 when our last share buy back program was in place,” said Alec Covington, Nash Finch CEO and President. “While the economic environment has proved challenging, we continue to generate superior free cash flow results. Our debt levels have fallen below our target range and due to the low cost of debt we currently enjoy, and the importance of maintaining a lower over all cost of capital through proper leverage, we believe a share buy back program is an excellent way to generate value for our investors. We feel this program will not compromise our ability to invest in our business and pursue accretive acquisitions when an opportunity arises,” Covington continued.

Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 36 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center®, AVANZA®, Family Fresh Market® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.

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Contact: Bob Dimond, 952-844-1060